Exhibit 99.1

For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour completes drilling
of Turriff/Tulliallan exploratory well

Houston, TX – December 29, 2005 -- Endeavour International Corporation (Amex: END) announced today that it has completed the drilling of the fourth well in its 10-well exploration campaign in the North Sea.  The 31/26b-18 well in the Central Graben in the United Kingdom sector of the North Sea was drilled to a total depth of 10,540 feet to test the Turriff and Tulliallan prospects.

In the primary Turriff objective, the well encountered 450 feet of Jurassic Fulmar sand with good porosity.  The upper Fulmar section contained 63 feet of reservoir quality sands with an average porosity of 16 percent.  After logging the well, it was determined that the sand was water wet indicating a failure of the trap to seal, which was the key risk factor for this well.  The Tulliallan objective did not encounter reservoir quality rock.  The company and its partners have started the process to plug and abandon the well.  Endeavour was operator with a 60 percent working interest.

“Our detailed seismic mapping and geological model identified the Fulmar sandstone as an attractive target for significant sand development at this location.  A key risk was the sealing capacity of the trap.   The well confirmed the deposition and preservation of reservoir rock with good porosity.  Encountering reservoir quality Fulmar sandstones at this well location, as predicted, validates the geological model.  Unfortunately, the identified risk of lateral seal on the reservoir was real, so we do not have a commercial well,” said John N. Seitz, co-chief executive officer.  “We have learned a lot this year from both our limited drilling and ongoing seismic reprocessing and mapping.  This work program has significantly enhanced the probability of commercial success for our drilling campaign going forward.  We are confident that our technical efforts have high-graded our substantial exploration inventory.  A single discovery has the potential to create significant value for our shareholders.”

Earlier this month the company announced its 2006 capital budget and plans to drill six exploratory wells in the coming year.  The first exploratory well, the Cygnus prospect on Block 44/12, is planned to begin drilling in late January as part of a farm-in agreement covering blocks 44/11 and 44/12 in the United Kingdom sector of the Southern North Sea. The prospect is located in a prolific part of the basin northwest of the Hawksley gas field. Endeavour has a 12.5 percent working interest in the blocks that are operated by Gaz de France.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit http://www.endeavourcorp.com .

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.